Sub-Item 77Q2

Nuveen Dividend
Advantage Municipal Fund
811-09297

Based on a review of the SEC Forms 3, 4 and 5 furnished to the Fund, the Fund believes that all Section
16(a)
filing requirements applicable to the Fund's officers and directors, investment adviser and affiliated persons of the investment adviser were complied with, except that Form 4 representing changes in beneficial ownership on behalf of the directors and officers was filed late on April 22, 2003 on behalf of

Judith M. Stockdale, Trustee.

There are no greater than ten-percent
shareholders of the Fund.